Exhibit 99.1

Harley-Davidson Reports Third Quarter 2016 Earnings
New Model Year Motorcycles Drive Increased Retail Sales in September

MILWAUKEE, October 18, 2016 - Harley-Davidson, Inc. (NYSE:HOG) third quarter 2016 diluted earnings per share decreased 7.2 percent to $0.64 compared to diluted EPS of $0.69 in the same period in 2015. Net income was $114.1 million on consolidated revenue of $1.27 billion compared to net income of $140.3 million on consolidated revenue of $1.32 billion in the third quarter of 2015.

Harley-Davidson worldwide retail motorcycle sales in the third quarter were down 4.5 percent, primarily on weak U.S. industry trends. Harley-Davidson retail motorcycle sales in the U.S. were down 7.1 percent compared to the year-ago quarter, with the overall U.S. industry also down for the same period. Harley-Davidson’s U.S. market share for the quarter was 52.3 percent in the 601cc-plus segment, essentially flat compared to the third quarter in 2015. Harley-Davidson international retail sales increased by 1.0 percent over the prior year quarter.

“We continue to effectively navigate a fiercely competitive environment and an ongoing weak U.S. industry,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc. “We are pleased with the positive results and the enthusiasm we’ve seen for our Model Year 2017 motorcycles, featuring the new Milwaukee-Eight engine. We are confident that the entire line-up will drive retail sales growth for the remainder of 2016 and position us well heading into the spring riding season next year.”

The Milwaukee-Eight™ engine packs innovative technologies that deliver improved horsepower, torque, and comfort and enhanced sound. It was introduced on Touring motorcycles in August as part of the Model Year 2017 product launch. Response to the new model year motorcycles drove increased retail sales in September over prior year.

Through nine months, Harley-Davidson 2016 net income was $645.0 million on consolidated revenue of $4.89 billion compared to nine-month 2015 net income of $710.0 million on consolidated revenue of $4.81 billion. Diluted EPS was $3.55 compared to diluted EPS of $3.41 in the year-ago period. Worldwide retail motorcycle sales were down 1.9 percent compared to the same period in 2015. International retail sales were up 3.3 percent, offset by a decline of 4.7 percent in U.S. retail sales.

Recognizing the continued slower industry growth in the U.S., the company will streamline its operations in the fourth quarter of 2016. It expects to incur expenses of approximately $20 million to $25 million in the fourth quarter, primarily for employee separation and reorganization costs.

“Our value as a company and as a brand is the sum of 113 years of commitment to our riders and the freedom seekers we will inspire to ride in the future,” said Levatich. “We remain intensely focused on growing the sport and delivering strong business results.”

Retail Harley-Davidson Motorcycle Sales

$ in thousands	3rd Quarter			Nine Months
	2016	2015	Change	2016	2015	Change
Americas Region
U.S.	45,469	48,918	(7.1)%	135,581	142,196	(4.7)%
Canada	2,663	2,554	4.3%	8,946	8,414	6.3%
Latin America	2,605	2,818	(7.6)%	7,064	8,091	(12.7)%
Europe, Middle East, Africa (EMEA) Region	10,224	10,031	1.9%	37,947	35,598	6.6%
Asia Pacific Region	7,994	7,857	1.7%	24,141	23,471	2.9%
Worldwide Total	68,955	72,178	(4.5)%	213,679	217,770	(1.9)%

Retail sales in EMEA were up 1.9 percent in the third quarter and up 6.6 percent for the first nine months due to the popularity of Model Year 2016 cruiser motorcycles and our focus on driving demand through test rides. Asia Pacific retail sales were up 1.7 percent in the quarter and up 2.9 percent for the first nine months compared to 2015 behind strong growth in Australia and Japan.

Motorcycles and Related Products Segment Results

$ in thousands	3rd Quarter			Nine Months
	2016	2015	Change	2016	2015	Change
Motorcycle Shipments (vehicles)	48,611	53,472	(9.1)%	219,807	218,233	0.7%
Revenue
Motorcycles	788,856	812,398	(2.9)%	3,437,066	3,376,356	1.8%
Parts & Accessories	231,279	252,226	(8.3)%	673,192	692,938	(2.8)%
General Merchandise	65,289	69,008	(5.4)%	211,664	212,954	(0.6)%
Gross Margin Percent	33.6	34.6	(1.0)pts	36.1	37.9	(1.8)pts
Operating Income	108,929	143,065	(23.9)%	764,135	869,122	(12.1)%
Operating Margin Percent	10.0%	12.5%	(2.5)pts	17.6%	20.2%	(2.6)pts

Revenue from motorcycles and related products was down compared to the third quarter in 2015, primarily behind decreased motorcycle shipments. Operating margin as a percent of revenue decreased versus the prior year as a result of lower gross margin behind unfavorable manufacturing expense and higher year-over-year SG&A.

Financial Services Segment Results

$ in thousands	3rd Quarter			Nine Months
	2016	2015	Change	2016	2015	Change
Revenue	183,183	177,109	3.4%	547,505	513,093	6.7%
Operating Income	69,447	72,771	(4.6)%	215,391	219,348	(1.8)%

Operating income from financial services was down 4.6 percent in the third quarter compared to the year ago period.

Guidance
Harley-Davidson continues to expect to ship 264,000 to 269,000 motorcycles in 2016, which is approximately down 1 percent to up 1 percent from 2015. In the fourth quarter of 2016, the company expects to ship 44,200 to 49,200 motorcycles compared to 48,149 motorcycles shipped in the year-ago period. The company continues to expect full-year 2016 operating margin of approximately 15 to 16 percent for the Motorcycles segment. The company continues to expect 2016 capital expenditures for Harley-Davidson, Inc. of $255 million to $275 million.

Income Tax Rate
For the first nine months, Harley-Davidson's effective tax rate was 32.9 percent compared to 34.8 percent in 2015. The company continues to expect its full-year 2016 effective tax rate will be approximately 33 percent.

Cash Flow
Cash and marketable securities totaled $795.3 million at the end of the third quarter, compared to $1.42 billion a year ago. During the first nine months of the year, Harley-Davidson generated $927.8 million of cash from operating activities compared to $1.02 billion for the same period in 2015.

Shareholder Returns
In the third quarter, the company paid a cash dividend of $0.35 per share. During the same time period, on a discretionary basis, the company repurchased 2.1 million shares of Harley-Davidson common stock for $104.6 million. Also in the third quarter, there were approximately 179.3 million weighted-average diluted shares outstanding, compared to approximately 204.6 million shares in the year-ago quarter. As of September 25, 2016, a total of 20.9 million shares remained on board-approved share repurchase authorizations.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss third-quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under "Events and Presentations." The audio portion of today's call will also be posted approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (iv) drive demand by executing its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (v) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles and collections, (vi) develop and introduce products, services and experiences that are successful in the marketplace, (vii) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (viii) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, (ix) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (x) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xi) effectively execute reorganization actions within expected costs and realize the expected benefits of those actions, (xii) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xiii) manage risks that arise through expanding international manufacturing, operations and sales, (xiv) manage through the effects inconsistent and unpredictable weather and weather patterns may have on retail sales of motorcycles, (xv) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xvi) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xvii) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xviii) retain and attract talented employees, (xix) manage its exposure to product liability claims and commercial or contractual disputes, (xx) execute its flexible production strategy, (xxi) adjust to healthcare inflation and reform, pension reform and tax changes, (xxii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxiii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Maripat Blankenheim, +1-414-343-7988; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
Motorcycles & Related Products revenue	$1,091,630	$1,140,321	$4,338,353	$4,301,674
Gross profit	367,019	394,039	1,564,857	1,631,528
Selling, administrative and engineering expense	258,090	250,974	800,722	762,406
Operating income from Motorcycles & Related Products	108,929	143,065	764,135	869,122

Financial Services revenue	183,183	177,109	547,505	513,093
Financial Services expense	113,736	104,338	332,114	293,745
Operating income from Financial Services	69,447	72,771	215,391	219,348

Operating income	178,376	215,836	979,526	1,088,470
Investment income	2,300	3,211	3,754	5,983
Interest expense	7,706	4,879	21,968	4,897
Income before income taxes	172,970	214,168	961,312	1,089,556
Provision for income taxes	58,905	73,821	316,327	379,545
Net income	$114,065	$140,347	$644,985	$710,011

Earnings per common share:
Basic	$0.64	$0.69	$3.57	$3.43
Diluted	$0.64	$0.69	$3.55	$3.41

Weighted-average common shares:
Basic	178,438	203,598	180,779	207,255
Diluted	179,320	204,580	181,582	208,282

Cash dividends per common share	$0.35	$0.31	$1.05	$0.93

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets(1)
(In thousands)

	(Unaudited)		(Unaudited)
	September 25, 2016	December 31, 2015	September 27, 2015
ASSETS
Current assets:
Cash and cash equivalents	$790,284	$722,209	$1,368,554
Marketable securities	5,038	45,192	47,358
Accounts receivable, net	346,176	247,405	294,054
Finance receivables, net	2,205,644	2,053,582	2,068,873
Inventories	426,547	585,907	466,657
Restricted cash	65,088	88,267	113,499
Other current assets	263,567	235,321	251,225
Total current assets	4,102,344	3,977,883	4,610,220
Finance receivables, net	4,944,322	4,814,571	5,009,473
Other long-term assets	1,165,560	1,180,523	1,092,341
	$10,212,226	$9,972,977	$10,712,034
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$798,127	$707,578	$781,246
Short-term debt	1,055,428	1,201,380	990,049
Current portion of long-term debt, net	700,152	838,349	885,889
Total current liabilities	2,553,707	2,747,307	2,657,184
Long-term debt, net	5,170,609	4,832,469	5,040,644
Pension and postretirement healthcare liabilities	303,319	358,547	254,864
Other long-term liabilities	192,223	195,000	199,669

Total shareholders’ equity	1,992,368	1,839,654	2,559,673
	$10,212,226	$9,972,977	$10,712,034
(1) ASU 2015-03 Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs was adopted retrospectively on January 1, 2016. Debt issuance costs in Other current assets and Other long-term assets have been reclassified to Current-portion of long-term debt, net and Long-term debt, net for 2015 balances to reflect the adoption of the new guidance.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Nine months ended
	September 25, 2016	September 27, 2015
Net cash provided by operating activities	$927,809	$1,020,957

Cash flows from investing activities:
Capital expenditures	(162,726)	(139,054)
Finance receivables, net	(569,013)	(719,472)
Proceeds from sale of finance receivables	312,571	—
Net change in marketable securities	40,014	9,500
Acquisition of business	—	(59,910)
Other	251	5,172
Net cash used by investing activities	(378,903)	(903,764)

Cash flows from financing activities:
Proceeds from issuance of senior unsecured notes	—	740,949
Proceeds from issuance of medium-term notes	1,193,396	595,386
Repayments of medium-term notes	(451,336)	(600,000)
Proceeds from securitization debt	—	1,195,668
Repayments of securitization debt	(535,616)	(764,909)
Net (decrease) increase in credit facilities and unsecured commercial paper	(146,328)	258,734
Borrowings of asset-backed commercial paper	33,428	69,191
Repayments of asset-backed commercial paper	(55,170)	(55,124)
Net change in restricted cash	30,981	(15,165)
Dividends paid	(190,387)	(191,451)
Purchase of common stock for treasury	(374,234)	(894,565)
Excess tax benefits from share-based payments	1,291	2,878
Issuance of common stock under employee stock option plans	6,444	16,755
Net cash (used by) provided by financing activities	(487,531)	358,347

Effect of exchange rate changes on cash and cash equivalents	6,700	(13,666)

Net increase in cash and cash equivalents	$68,075	$461,874

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	722,209	906,680
Net increase in cash and cash equivalents	68,075	461,874
Cash and cash equivalents - end of period	$790,284	$1,368,554

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Nine months ended
	September 25, 2016	September 27, 2015	September 25, 2016	September 27, 2015
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$788,856	$812,398	$3,437,066	$3,376,356
Parts & Accessories	231,279	252,226	673,192	692,938
General Merchandise	65,289	69,008	211,664	212,954
Other	6,206	6,689	16,431	19,426
	$1,091,630	$1,140,321	$4,338,353	$4,301,674
MOTORCYCLE SHIPMENTS:
United States	26,269	30,092	141,708	141,884
International	22,342	23,380	78,099	76,349
Total	48,611	53,472	219,807	218,233
MOTORCYCLE PRODUCT MIX:
Touring	23,295	21,994	89,467	95,354
Cruiser	13,986	18,405	78,570	71,753
Sportster® / Street	11,330	13,073	51,770	51,126
Total	48,611	53,472	219,807	218,233

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Nine months ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Americas Region
United States	45,469	48,918	135,581	142,196
Canada	2,663	2,554	8,946	8,414
Latin America	2,605	2,818	7,064	8,091
Total Americas Region	50,737	54,290	151,591	158,701
Europe, Middle East and Africa Region (EMEA)
Europe(2)	8,807	8,441	32,590	30,720
Other	1,417	1,590	5,357	4,878
Total EMEA Region	10,224	10,031	37,947	35,598
Asia Pacific Region
Japan	2,762	2,642	7,631	7,194
Other	5,232	5,215	16,510	16,277
Total Asia Pacific Region	7,994	7,857	24,141	23,471

Total Worldwide Retail Sales	68,955	72,178	213,679	217,770

Total International Retail Sales	23,486	23,260	78,098	75,574
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Nine months ended
	September 30, 2016	September 30, 2015
United States(2)	263,479	279,013
Europe(3)	337,694	313,302

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.